UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2005

The Williams Companies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2005, The Williams Companies, Inc. ("Williams") entered into a $500,000,000 Five Year Credit Agreement, and a $200,000,000 Five Year Credit Agreement, each among Williams, as borrower, Citicorp USA, Inc., as the initial issuing bank and initial lender, and Citibank, N.A., as agent (together, the "Credit Agreements").

The Credit Agreements provide for both borrowings and issuances of letters of credit, but Williams expects to utilize the Credit Agreements primarily for issuances of letters of credit. Williams is required to pay fixed facility fees at a rate of 2.025% on the total committed amount of the $500 Million Credit Agreement and 2.00% on the total committed amount of the $200 Million Credit Agreement. In addition, Williams will pay interest on any borrowings (including unreimbursed draws under letters of credit) under the Credit Agreements at either:

• a floating base rate equal to the higher of (a) Citibank, N.A.'s publicly announced base rate or (b) 50 basis points above the federal funds rate, or

• a floating LIBOR rate.

Upon the occurrence of an event of default under a Credit Agreement or certain other events, Citicorp USA, Inc., as the initial lender, can deliver such Credit Agreement (including any outstanding borrowings thereunder) to the institutional investors to which Citicorp USA, Inc. has syndicated its associated credit risk under the Credit Agreements, whereby the institutional investors will replace Citicorp USA, Inc. as lender under such Credit Agreement. Upon such occurrence, Williams will continue to pay the fixed facility fees it was previously obligated to pay and will also pay such institutional investors interest at the following rates per annum:

• on any borrowings under the $500 Million Credit Agreement, a fixed rate of 4.35%; and

• on any borrowings under the $200 Million Credit Agreement, a floating LIBOR rate.

The Credit Agreements contain covenants that restrict Williams' ability to incur liens or merge, consolidate, or sell substantially all of its assets.

Any borrowings under the Credit Agreements are to be repaid by Williams on the earlier of October 1, 2010 and the date on which Citibank, N.A., as agent, declares any such borrowings to be accelerated as a result of an event of default under the relevant credit agreement. Events of default under the Credit Agreements include:

• Williams' failure to pay any principal of any borrowing under the Credit Agreements when it becomes due or Williams' failure to pay any interest or other amounts due under the Credit Agreements within 30 days after the same becomes due and payable;

• Williams' failure to comply with the restriction on its ability to incur liens or merge, consolidate, or sell substantially all of its assets or Williams' failure for 60 days after notice to observe any other term, covenant, or agreement contained in the Credit Agreements;

• Williams' failure to pay final judgments aggregating in excess of $100 million, which judgments are not paid, discharged, or stayed for a period of 60 days; and

• certain bankruptcy related events.

The foregoing description of the Credit Agreements is qualified in its entirety by reference to the Credit Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this report.

The foregoing description contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, or other matters. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," and "objective," and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure under Item 1.01 of this report, which is incorporated by reference into this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.
Not applicable.

(b) Pro Forma Financial Information.
Not applicable.

(c) Exhibits.

10.1 U.S. $500,000,000 Five Year Credit Agreement, dated as of September 20, 2005, among The Williams Companies, Inc., as Borrower, the banks, financial institutions, and other institutional lenders and issuers of letters of credit listed on the signature pages thereof, and Citibank, N.A., as administrative agent and as paying agent.

10.2 U.S. $200,000,000 Five Year Credit Agreement, dated as of September 20, 2005, among The Williams Companies, Inc., as Borrower, the banks, financial institutions, and other institutional lenders and issuers of letters of credit listed on the signature pages thereof, and Citibank, N.A., as administrative agent and as paying agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Williams Companies, Inc.

September 26, 2005	By:	Brian K. Shore

Name: Brian K. Shore
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10.1	$500,000,000 Five Year Credit Agreement dated September 20, 2005
10.2	$200,000,000 Five Year Credit Agreement dated September 20, 2005